Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
Integrated Corporate Relations, Inc.
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR THIRD QUARTER

Third Quarter Highlights

• Same-store sales increase 2.4% -

• Gross margin expands 60 basis points to 48.0% -

• Earnings per diluted share improves to $0.32 -

• Company updates fiscal 2008 guidance -

HUDSON, OH – November 28, 2007 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2008 third quarter ended November 3, 2007. Net earnings for the quarter were $8.0 million, or $0.32 per diluted share, compared with net earnings of $0.1 million, or $0.00 per share in fiscal 2007.

Net sales for the third quarter increased 4.0% to $480.2 million from $461.9 million in the prior year. Same-store sales increased 2.4% versus a decrease of 5.4% for the same period last year.

Large-format stores net sales for the quarter increased 7.9% to $247.0 million from $229.0 million last year. Same-store sales for large-format stores increased 2.4%, versus a decrease of 7.6% for the same period last year. Small-format stores net sales of $233.2 million were flat compared to last year. Same-store sales performance for small-format stores increased 2.4% versus a decrease of 3.5% for the same period last year.

“I am pleased with our ongoing improvement as we deliver on our strategic plan and capitalize on competitive dynamics in the fabric industry. Despite a weakening economy, during the third quarter we drove same-store sales growth, margin expansion and a strong earnings per share increase,” said Darrell Webb, chairman, president, and chief executive officer.  “We are making progress on our initiatives to improve the customer shopping experience and enhance our marketing and merchandising. As we continue to execute our plan, including the implementation of a more disciplined approach to new store site selection and store remodels, we will be able to deliver sustainable sales and earnings growth over the long term.”

Net sales for the nine-month period ended November 3, 2007 were $1.30 billion versus $1.25 billion in the prior year. Same-store sales increased 3.5% for the nine-month period versus a 5.8% decrease for the same period last year.

Large-format stores net sales for the nine-month period increased 10.6% to $661.3 million from $597.9 million last year. Same-store sales for large-format stores increased 4.6%, versus an 8.4% decrease in the prior year. Small-format stores net sales for the nine-month period decreased 3.1% to $631.6 million from $651.9 million last year. Same-store sales performance for small-format stores increased 2.6% versus a 3.7% decrease in the prior year.

Operating Results

Gross margins for the third quarter increased 60 basis points to 48.0% from 47.4%, largely due to the timing of plan-o-gram resets and clearance markdowns taken in the second quarter this year versus the third and fourth quarter last year.

Selling, general and administrative expenses for the quarter increased to $199.1 million from $198.5 million last year. Selling, general and administrative expenses improved by 150 basis points to 41.5% of net sales from 43.0% of net sales, in the prior year’s third quarter.

Operating profit for the third quarter was $16.7 million, versus $5.0 million for the prior year’s third quarter.

Store Openings, Closings and Remodels

During the third quarter of fiscal 2008, the Company opened one large-format store and closed five small-format stores. Year-to-date, the Company has opened six large-format stores and closed 22 small-format stores. For the balance of the year, the Company expects to close ten small-format stores and one large-format store. Next fiscal year, the Company expects to open approximately 12-15 new stores.

During the third quarter of fiscal 2008, the Company remodeled three stores and has now remodeled all 26 stores it planned during the year. Next fiscal year, the Company expects to remodel approximately 30 stores.

Fiscal 2008 Outlook

The Company is updating its full year earnings per share guidance range for fiscal 2008. Based upon management’s operating assumptions, the implementation of Jo-Ann Stores’ strategic growth plans, the increased uncertainty in consumer spending and current market conditions, the Company expects year-over-year improvement in business performance in fiscal 2008. The key considerations for understanding the Company’s full year outlook for fiscal 2008 include:

•	Same-store sales improving to positive;

•	Gross margin rate improvement;

•	Selling, general and administrative expenses improving as a percentage of net sales;

•	Capital spending for the full year of $30 to $32 million;

•	Earnings per diluted share in the range of $0.55 to $0.65 from the previously communicated range of $0.60 to $0.70.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 22067162.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 195 large-format stores and 590 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty -Nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
(Dollars in millions, except per share data)
Net sales	$480.2	$461.9	$1,292.9	$1,249.8
Cost of sales	249.7	242.8	684.4	660.4

Gross margin	230.5	219.1	608.5	589.4
Selling, general and administrative expenses	199.1	198.5	572.7	575.1
Store pre-opening and closing costs	1.5	3.0	6.6	11.1
Depreciation and amortization	13.2	12.6	38.6	36.5

Operating profit (loss)	16.7	5.0	(9.4)	(33.3)
Interest expense, net	3.9	4.9	9.3	12.3

Income (loss) before income taxes and cumulative effect of accounting change	12.8	0.1	(18.7)	(45.6)
Income tax provision (benefit)	4.8	—	(6.6)	(16.9)

Income (loss) before cumulative effect of accounting change	8.0	0.1	(12.1)	(28.7)
Cumulative effect of accounting change, net of tax	—	—	—	1.0

Net income (loss)	$8.0	$0.1	$(12.1)	$(27.7)

Income (loss) per common share – basic:
Income (loss) before cumulative effect of accounting change	$0.33	$—	$(0.50)	$(1.22)
Net income (loss)	0.33	—	(0.50)	(1.18)
Income (loss) per common share – diluted:
Income (loss) before cumulative effect of accounting change	$0.32	$—	$(0.50)	$(1.22)
Net income (loss)	0.32	—	(0.50)	(1.18)
Weighted average shares outstanding (in thousands):
Basic	24,407	23,548	24,247	23,442

Diluted	25,011	23,986	24,247	23,442

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			590	643
Large-format stores			195	172

			785	815

Square footage at period end (000’s):
Small-format stores			8,655	9,559
Large-format stores			7,453	6,813

			16,108	16,372

Average square footage per store:
Small-format stores			14,669	14,866

Large-format stores			38,221	39,610

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	November 3,	October 28,	February 3,
	2007	2006	2007
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$29.4	$20.9	$18.4
Inventories	570.9	535.8	453.4
Deferred income taxes	29.4	38.0	41.6
Prepaid expenses and other current assets	24.3	25.5	30.4

Total current assets	654.0	620.2	543.8
Property, equipment and leasehold improvements, net	301.9	313.7	311.8
Other assets	9.9	9.8	10.7

Total assets	$965.8	$943.7	$866.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$186.4	$186.2	$147.5
Accrued expenses	67.6	69.3	84.4

Total current liabilities	254.0	255.5	231.9
Long-term debt	202.0	200.3	125.3
Deferred income taxes	16.2	23.2	14.2
Lease obligations and other long-term liabilities	82.7	84.8	85.1
Shareholders’ equity	410.9	379.9	409.8

Total liabilities and shareholders’ equity	$965.8	$943.7	$866.3